Exhibit 99.1

ROHM AND HAAS COMPANY REPORTS FIRST QUARTER RESULTS; SALES UP 16 PERCENT
Highlights for the Quarter:
•	Sales of $2,507 million, up 16 percent from the prior-year period including 6 percent demand growth.

•	Adjusted earnings per share, excluding restructuring and asset impairments, were $0.91, up 6 percent versus the prior-year period.

•	Strong earnings growth from the prior-year period in Electronic Technologies, Performance Materials and Salt.

•	Continued acceleration of the company’s Vision 2010 strategy to reposition its portfolio through strategic acquisitions and joint ventures.
Philadelphia, PA, April 21, 2008 — Rohm and Haas Company (NYSE:ROH) today reported first quarter 2008 sales of $2,507 million, a 16 percent increase over the same period in 2007. Demand growth of 6 percent was driven by Electronic Technologies, continued strong performance for Salt, and growth for the chemical businesses in Rapidly Developing Economies. Currency (4%), acquisitions (3%) and selling price (3%) also contributed to the sales increase. The company reported first quarter 2008 earnings from continuing operations of $172 million, or $0.87 per share, compared to $190 million, or $0.86 per share, for the first quarter of 2007. This quarter’s results include $0.04 per share in restructuring and asset impairment charges associated with the termination of tolling and manufacturing support arrangements related to a prior divestiture. Adjusted earnings per share, excluding restructuring and asset impairments, were $0.91, up 6 percent versus the prior-year period.
“Our solid start to the year demonstrates that our strategy to focus the company’s portfolio on higher growth areas, and expand in Rapidly Developing Economies, is gaining traction,” said Raj L. Gupta, chairman, president and chief executive officer of Rohm and Haas Company. “Demand for products in our Electronic Technologies segment, strong performance for Salt, and robust growth for the chemical businesses in Rapidly Developing Economies helped to offset the impact of rising raw material costs and weaker U.S. housing-related markets, contributing to EPS growth.”

Gupta added, “We are focused on implementing our Vision 2010 strategy for creating long-term shareholder value, while successfully navigating these uncertain economic times.”

	1st Quarter
			%
In millions except per-share amounts	2008	2007	Change
Sales	$2,507	$2,160	16%
Earnings from continuing operations	$172	$190	(9%)
Diluted earnings per share from continuing operations	$0.87	$0.86	1%
Earnings from continuing operations excluding restructuring and asset impairments	$180	$189	(5%)
Diluted earnings per share excluding restructuring and asset impairments	$0.91	$0.86	6%
Weighted average common shares outstanding — diluted	196.6	219.7	(11%)
FIRST QUARTER 2008 FINANCIAL SUMMARY
Business and Regional Performance
Electronic Materials Group
The Electronic Materials Group comprises two reportable segments which provide materials for use in applications such as telecommunications, consumer electronics and household appliances. Sales for the Electronic Materials Group were $525 million in the first quarter of 2008, up 36 percent over the same period in 2007, reflecting the impact of acquisitions in Display Technologies as well as solid organic growth.

Pre-tax earnings for this Group were $90 million, up 3 percent from 2007, reflecting strong profit growth for Electronic Technologies offset by operating losses in Display Technologies.
Electronic Technologies
The Electronic Technologies segment is comprised of the company’s Semiconductor Technologies, Circuit Board Technologies and Packaging and Finishing Technologies units. Sales for the segment of $442 million were up 16 percent versus the first quarter of 2007, driven by strong growth in Asia for all business units. Sales in the first quarter excluding precious metals pass-through sales were up 14%.
•	Semiconductor Technologies sales grew 17 percent, reflecting strong demand, particularly in the Asia Pacific Region.

•	Circuit Board Technologies sales increased 13 percent as compared to the same period last year, with solid growth in Asia more than offsetting soft conditions in the Europe, Middle East and Africa Region (EMEAR).

•	Packaging and Finishing Technologies sales rose 14 percent versus last year, driven by higher precious metal sales, primarily in North America.
Pre-tax earnings for this segment of $101 million were up 16 percent from the first quarter of 2007, reflecting increased sales of advanced technology products.
Display Technologies
In June 2007, the company acquired the assets of Eastman Kodak Company’s Light Management Films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). On November 30, 2007, the company completed the formation of SKC Haas Display Films, a majority-owned joint venture with SKC, Inc., of South Korea for the development, manufacture and marketing of advanced optical and functional films used in the displays industry. On April 4, 2008, the company acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode (OLED) materials. The new businesses, along with process-related materials also used in the displays industry previously included as part of the Semiconductor Technologies unit, form the Display Technologies reportable segment.

Display Technologies sales were $83 million in the quarter. The segment reported a pre-tax loss of $11 million in the quarter, which was slightly larger than anticipated.
Specialty Materials Group
The Specialty Materials Group comprises three business units and represents the majority of the company’s chemical business, serving a broad range of end-use markets. Net sales for this Group of $1,261 million were up 9 percent.
Pre-tax earnings for this Group were $136 million, down 12 percent from 2007, primarily resulting from high raw material, energy and freight costs, continued deterioration in the U.S. building and construction markets and moderating conditions in Western Europe, partially offset by higher pricing, strong demand from Rapidly Developing Economies and favorable currencies.
The results for Specialty Materials are reported under the three separate reportable segments as follows:
Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $509 million, an increase of 6 percent over the same period in 2007, largely driven by higher selling prices and the impact of favorable currencies. Strong demand continued in all areas outside the U.S. and Western Europe. Volumes in the U.S. for this business declined 4 percent in the first quarter compared with the prior-year period, reflecting weaker demand in housing-related markets.
Pre-tax earnings of $63 million in the first quarter of 2008 were down 15 percent, reflecting higher raw material, energy and freight costs, partially offset by higher selling prices, favorable currencies and demand growth in Rapidly Developing Economies.
Packaging and Building Materials
Packaging and Building Materials sales in the quarter were $472 million, up 5 percent over the same period in 2007, reflecting the impact of favorable currencies, with higher selling prices offsetting lower demand. Demand remained strong in Asia, with weakness in the U.S. and Western Europe.

Pre-tax earnings of $39 million were flat versus the prior-year period, resulting from higher selling prices and favorable currencies, offset by higher raw material, energy and freight costs.
Primary Materials
Primary Materials sales were $581 million, an increase of 21 percent over the same period in 2007. Primary Materials results include sales to our internal downstream monomer-consuming businesses, along with sales to third-party customers of Monomers, Dispersants and Industrial and Household Polymers. Third-party sales increased 21 percent over the same period last year, reflecting increased demand, higher selling prices and favorable currencies. Captive volumes were up 2 percent.
Pre-tax earnings of $34 million in the first quarter of 2008 decreased 19 percent versus the prior-year period, reflecting higher raw material, energy and freight costs, partially offset by selling prices and smooth operations at our Houston facility.
Performance Materials Group
Sales for the Performance Materials Group were $310 million in the quarter, up 7 percent over the same period last year. The impact of favorable currencies and higher selling prices, coupled with stronger demand in Asia and Latin America more than offset weakness in Europe and North America.
Process Chemicals and Biocides sales were up 8 percent over the same period last year, driven by favorable currencies and strong demand in Rapidly Developing Economies.
Powder Coatings sales were up 2 percent compared to the comparable period in 2007, with favorable currencies more than offsetting weaker demand.
Pre-tax earnings for the Performance Materials Group of $40 million for the first quarter of 2008 were up 43 percent versus the prior-year period, reflecting strong demand, particularly in the Rapidly Developing Economies, the impact of higher selling prices, favorable currencies and strong manufacturing operations.

Salt
Salt sales of $411 million were up 26 percent compared to the same period a year ago, driven by increased demand as a result of favorable weather conditions for the business. Sales for ice-control use increased 35 percent versus the prior-year period, while strong sales growth also continued in non-ice applications.
Pre-tax earnings for the Salt business in the quarter were $67 million, up 43 percent versus the same period a year ago. Favorable weather conditions resulting in above-average demand for ice-control salt, volume gains in the consumer and industrial markets, the favorable impact of currencies and higher selling prices were the drivers of this increase.
Regional Performance
Sales grew across all regions, particularly in Asia and Latin America. Sales in Rapidly Developing Economies were up 42 percent for the quarter, representing 25 percent of total company sales versus 21 percent of the total a year ago.

	1st Quarter Sales
			%
In millions	2008	2007	Change
North America Region	$1,198	$1,094	10%
Europe, Middle East and Africa Region	$616	$560	10%
Asia Pacific Region	$585	$422	39%
Latin America Region	$108	$84	29%
TOTAL	$2,507	$2,160	16%

Rapidly Developing Economies (RDEs)	$633	$445	42%

*	RDEs include all countries in the company’s defined Latin America Region; Central and Eastern Europe and Turkey; and the Asia Pacific Region excluding Japan, Australia and New Zealand.

Gupta noted, “Our investment in new plants and technical centers, and in targeted acquisitions and top-notch talent, is helping us capitalize on the growing demand for our products in Rapidly Developing Economies. We are building dynamic and profitable business in these markets by expanding both our footprint and product portfolio.”
Corporate
Corporate expense of $100 million was up from $49 million in the prior-year period. The increase year-on-year was largely due to higher interest expense of $18 million primarily related to the recently issued debt used to fund the company’s accelerated share repurchase agreement executed in the third quarter of 2007, as well as restructuring and asset impairment costs of $12 million and increased costs for strategic repositioning and portfolio management.
Income Statement Highlights
Gross profit of $660 million in the quarter was 8 percent higher than the same period in 2007, reflecting higher selling prices, increased volumes and the favorable impact of currencies, partially offset by higher raw material, energy and freight costs.
Selling and administrative (S&A) expense was $292 million, up 12 percent over the same period last year, largely attributable to the impact of currency and acquisitions.
Research and development expense of $79 million was up 16 percent from the same period last year, reflecting increased investments in the company’s growth platform, particularly related to the Display Technologies segment.
Interest expense for the quarter was $42 million, up $18 million from the same period in 2007, with $12 million of the increase attributable to the recent issuance of debt to fund the $1 billion accelerated share repurchase agreement.
Income tax expense was $56 million, reflecting an effective tax rate of 24.0 percent, as compared to income tax expense of $75 million in the prior-year period, or an effective tax rate of 28.0 percent.

STRATEGY UPDATE AND OUTLOOK
Progress Update on Vision 2010 Strategy
The company made excellent progress in the implementation of its Vision 2010 strategy for accelerating value creation. Recent developments include:
•	Acquired Gracel Display, Inc., broadening the company’s Display Technologies business into OLED (Organic Light Emitting Diode) materials, an important addition to its broad range of advanced technology products serving this rapidly growing market.

•	Divested its stake in UP Chemical Company, for a $0.22 per share gain that will be recognized in the second quarter of 2008; the company will continue to participate in the ALD (Atomic Layer Deposition) market independently.

•	Announced two joint development agreements with IBM, to accelerate the creation of new materials and processes for next-generation semiconductor production.

•	Announced an acrylic acid joint venture with Tasnee Sahara Olefin Company in Saudi Arabia, securing a low-cost, reliable supply of monomers for Asia, and balancing the company’s global monomers footprint.

•	Completed the acquisition of the FINNDISP polymer dispersions division of OY Forcit AB, strengthening the company’s position in Rapidly Developing Economies, particularly Russia and neighboring countries, and broadening its technology offering, primarily in high-performing products for low-temperature climates.

•	Finalized an exclusive agreement with Syngenta AG to develop and commercialize InvinsaTM technology, a unique product for stress protection in field crops.

•	Announced an alliance with Novasep to market and sell new technology for the purification of crude glycerol by-product from biodiesel processing, which furthers the company’s expansion into niche markets.

•	Received EPA approval through its Viance joint venture for EcoVanceTM Preservative, a high-performance, nonmetallic preservative with environmental benefits for use in wood protection.

2008 Outlook
“We believe we have the right strategy in place to maneuver through the current turbulent environment, through strong growth in our Electronic Technologies segment, increased penetration of our chemical businesses in Rapidly Developing Economies, and selectively raising selling prices to recover higher raw material, energy and freight costs,” said Gupta.
The company reiterated its outlook for annual sales of approximately $10 billion, an increase of approximately 15 percent over 2007, reflecting the impact of organic growth, acquisitions, pricing and currencies. The company expects that achieving this level of sales will deliver adjusted earnings per share from continuing operations (excluding restructurings, asset impairments, the one-time gain on sale from the UP Chemical divestiture and any new acquisitions, alliances or divestitures) in the $3.80 to $4.00 range. This is in-line with previous guidance, and represents an 11 percent to 17 percent increase from the adjusted earnings per share of $3.41 achieved in 2007.
Further information related to these results is available through the Investors section of the company’s website, www.rohmhaas.com.
# # #
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 21, 2008.

About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. imagine the possibilities™

CONTACTS:	Investor Relations	Media Relations
	Andrew Sandifer	Emily Riley
	Director, Investor Relations	Corporate Communications
	215-592-3312	215-592-3644
	asandifer@rohmhaas.com	eriley@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
			Percent
	2008	2007	Change
Net sales	$2,507	$2,160	16%
Cost of goods sold	1,847	1,551	19%

Gross profit	660	609	8%

Selling and administrative expense	292	260
Research and development expense	79	68
Interest expense	42	24
Amortization of intangibles	15	14
Restructuring and asset impairments	12	(1)
Share of affiliate earnings, net	3	5
Other (income), net	(10)	(19)

Earnings from continuing operations before income taxes and minority interest	233	268
Income taxes	56	75
Minority interest	5	3

Net earnings from continuing operations	$172	$190

Net earnings from discontinued operation	—	2

Net earnings	$172	$192

Basic net earnings per share:
Net earnings from continuing operations	0.89	0.87
Net earnings from discontinued operation	—	0.01

Net earnings	$0.89	$0.88

Diluted net earnings per share:
Net earnings from continuing operations	0.87	0.86
Net earnings from discontinued operation	—	0.01

Net earnings	$0.87	$0.87

Weighted average common shares outstanding — basic:	193.9	216.6
Weighted average common shares outstanding — diluted:	196.6	219.7

Other Data:
Capital spending	$122	$77
Depreciation expense	$107	$102

Appendix I
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business Segment and Region

	Three Months Ended
	March 31,
			Percent
	2008	2007	Change
Business Segment
Electronic Technologies	$442	$382	16%
Display Technologies	83	3	2667%

Electronic Materials Group	$525	$385	36%
Paint and Coatings Materials	509	478	6%
Packaging and Building Materials	472	449	5%
Primary Materials	581	482	21%
Elimination of Intersegment Sales	(301)	(251)	20%

Specialty Materials Group	$1,261	$1,158	9%
Performance Materials Group	310	290	7%
Salt	411	327	26%

Total	$2,507	$2,160	16%

Customer Location
North America	$1,198	$1,094	10%
Europe, Middle East and Africa	616	560	10%
Asia-Pacific	585	422	39%
Latin America	108	84	29%

Total	$2,507	$2,160	16%

Pre-Tax Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended
	March 31,
			Percent
	2008	2007	Change
Business Segment
Electronic Technologies	$101	$87	16%
Display Technologies	(11)	—	N/A

Electronic Materials Group	$90	$87	3%
Paint and Coatings Materials	63	74	-15%
Packaging and Building Materials	39	39	0%
Primary Materials	34	42	-19%

Specialty Materials Group	$136	$155	-12%
Performance Materials Group	40	28	43%
Salt	67	47	43%
Corporate	(100)	(49)	104%

Total	$233	$268	-13%

Previously, our Business Segment results were reported on an after-tax basis. See Form 8-K, filed March 20, 2008 for presentation of prior year Business Segment results on a pre-tax basis.

Appendix II
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Provision for Restructuring and Asset Impairments by Business Segment
Pre-tax

	Three Months Ended
	March 31,
	2008	2007
Business Segment
Electronic Technologies	$—	$(1)
Display Technologies	—	—

Electronic Materials Group	$—	$(1)
Paint and Coating Materials	—	—
Packaging and Building Materials	—	—
Primary Materials	—	—

Specialty Materials Group	$—	$—
Performance Materials Group	—	—
Salt	—	—
Corporate	12	—

Total	$12	$(1)

After-tax

	Three Months Ended
	March 31,
	2008	2007
Business Segment
Electronic Technologies	$—	$(1)
Display Technologies	—	—

Electronic Materials Group	$—	$(1)
Paint and Coating Materials	—	—
Packaging and Building Materials	—	—
Primary Materials	—	—

Specialty Materials Group	$—	$—
Performance Materials Group	—	—
Salt	—	—
Corporate	8	—

Total	$8	$(1)

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended
	March 31,
	2008	2007
Business Segment
Electronic Technologies	$121	$105
Display Technologies	(7)	—

Electronic Materials Group	$114	$105
Paint and Coating Materials	77	89
Packaging and Building Materials	56	57
Primary Materials	54	62

Specialty Materials Group	$187	$208
Performance Materials Group	57	46
Salt	90	68
Corporate	(46)	(19)

Total	$402	$408

(1) EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

Appendix III
Rohm and Haas Company and Subsidiaries
(unaudited)
Change in Net Sales by Business Segment and Region

	Three Months Ended
	March 31, 2008
	Demand	Price	Currency	Other*		Total
Business Segment
Electronic Technologies	%	11%	1%	3%	1%	16
Display Technologies		28	(6)	7	2,638	2,667
Electronic Materials Group		11	1	3	21	36
Paint and Coatings Materials		1	3	3	(1)	6
Packaging and Building Materials		(2)	2	5	—	5
Primary Materials (3rd Party)		11	6	5	(1)	21
Specialty Materials Group		2	3	4	—	9
Performance Materials Group		1	1	5	—	7
Salt		17	3	5	1	26
Total	%	6%	3%	4%	3%	16

Customer Location
North America	%	3%	5%	2%	—%	10
Europe, Middle East and Africa		(2)	1	10	1	10
Asia-Pacific		20	(3)	5	17	39
Latin America		25	4	1	(1)	29
Total	%	6%	3%	4%	3%	16

* Other includes items such as the acquisitions (e.g. the November 2007 acquisition of our share of SKC Co. Ltd.), divestitures and rounding.

Appendix IV
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Reconciliation of EBITDA(1) to Earnings from Continuing Operations

	Three Months Ended
	March 31,
	2008	2007
EBITDA	$402	$408
Asset Impairments	5	—
Interest expense	42	24
Income taxes	56	75
Depreciation expense	107	102
Amortization of finite-lived intangibles	15	14
Minority Interest	5	3

Earnings from Continuing Operations	$172	$190

(1) EBITDA is defined as Earnings from Continuing Operations Before Asset Impairments, Interest, Taxes, Depreciation and Amortization and Minority Interest.
Reconciliation of Net Earnings from Continuing Operations excluding Restructuring and Asset Impairments to Net Earnings from Continuing Operations

	Three Months Ended
	March 31,
	2008	2007
Net Earnings from Continuing Operations excluding Restructuring and Asset Impairments	$180	$189
Restructuring and Asset Impairments	8	(1)

Net Earnings from Continuing Operations	$172	$190